Exhibit 10.1

THIS AGREEMENT made the April 9, 2006 by and among Score One, Inc., a Nevada corporation (hereinafter the "Party A"), RC Capital Limited, a Hong Kong corporation and 100% owned by Score One, Inc. (hereinafter the "Party B"), Dalian Fengming International Recreation Town Co., Limited, a company established in the People's Republic of China (hereinafter the "Party C") and Ms. Hoi-ho Kiu, the CEO of Party A (hereinafter "Party D", together with Party C, collectively as "Vendors").


WHEREAS the Vendors own 1,000,000 square meters of an undeveloped land in Fengming City, Dalian, the People's Republic of China ("China") known as Dalian Fengming International Recreation Town Phase II (hereinafter the "Recreation Town");


WHEREAS the Vendors confirms that the current open market value of the Recreation Town is approximately RMB 600 million (approximately US$75,000,000). Recreation Town is a piece of undeveloped land located in a peninsula in Dalian, China. Recreation Town was part of a large resort project originally planned to be developed by Party C in 1992 which was never started due to lack of financing for development. There were never any operations conducted with Recreation Town; and


WHEREAS the Parties have entered into discussions and agreed the following regarding the beneficial interests in the Recreation Town. The Parties also agreed that in case the context of this Agreement will contravene the relevant laws and regulations in China, the Parties will amend or revise this Agreement or enter into further supplemental agreement(s) according to the spirit of this Agreement.

NOW, THEREFORE, the Parties agree as follows:

1. The Vendors shall sell to Party B the Recreation Town in exchange for 28,000,000 shares of common stock of Score One, Inc., par value $0.001 per share (the "Consideration Shares") to be issued on or before July 31, 2006 (the "Closing Date").

2. Such Consideration Shares shall be issued to the Vendors as to 10,000,000 shares to Party C and as to 18,000,000 shares to Party D upon the issuance of proper legal title documents of the Recreation Town in the name of Party B by the relevant government authorities in China.

3. The Vendors contemplates the expenditure of substantial time and money in connection with the preparation and negotiation of the land use rights transfer documents. Accordingly, before the Closing Date, Party A shall not directly or indirectly, issue any new shares of its common stock without the prior written consent from the both Parties C and D.

4. This Agreement shall be governed and construed in accordance with the Laws of Nevada and the parties hereby submit the non-exclusive jurisdiction of the Courts of Nevada.


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IN WITNESS WHEREOF, this Agreement has been executed as of the day and year first above written.

By: /s/ Hoi-ho Kiu
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Ms. Hoi-ho Kiu CEO, for and on behalf of Score One, Inc.


By: /s/ Lai Ming Lau
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Ms. Lai Ming Lau Director, for and on behalf of RC Capital Limited


By: /s/ Tian-lu Chen
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Mr. Tian-lu Chen
Authorized Representative, for and on behalf of
Dalian Fengming International Recreation Town Co., Limited


By: /s/ Hoi-ho Kiu
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Ms. Hoi-ho Kiu


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